Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto Vice President and Chief Financial Officer 609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

FIRST QUARTER RESULTS

BURLINGTON, NEW JERSEY – August 13, 2008 – Franklin Electronic Publishers, Incorporated (AMEX:FEP), a world leader in electronic handheld information, today reported a net loss of $1,163,000 or $0.14 per share for the fiscal 2009 first quarter ended June 30, 2008 compared to net income of $68,000 or $0.01 per share in the same quarter last year. Sales in the current period declined to $11,993,000 from $13,675,000 in the prior year.

The lower sales resulted primarily from the continued decline in sales from the Company’s North American operation. The North American decline was primarily due to retail pressure brought about by the economic situation in the U.S. and its impact on sell through, a significant customer who did not purchase from us in the current quarter and a voluntary reduction of shipments to another significant customer due to credit issues and the unavailability of credit insurance with respect to such customer.

Sales from our European operation were approximately flat in the current fiscal quarter compared to the same period last year, notwithstanding that last year’s quarter benefited from an approximately $800,000 promotional sale to a customer that did not purchase in the current quarter.

The first quarter earnings were impacted by the decline in North American sales as well as by one-time charges of $718,000 consisting of separation pay from our cost cutting initiative earlier in the quarter and an investment loss resulting from the liquidation by its sponsor of a short-term fixed income fund. Without these two one-time charges, the company would have shown a loss of approximately $445,000 during the current fiscal quarter.

Barry Lipsky, Franklin’s President and Chief Executive Officer, stated “In spite of the first quarter being our seasonally weakest quarter, the decline in our North American operations is still disappointing. While economic conditions continue to impact our results, we have been diligent in our efforts to become more cost effective, maintain a strong financial discipline and remain focused on implementing our strategic initiatives. In the early part of the quarter, we transitioned certain U.S. based roles to our Hong Kong facility and have outsourced other functions that required higher infrastructure costs. This led to a reduction of approximately 10% of our U.S. workforce and should result in an annual full year savings of $1,000,000. Despite retail pressures, we have continued to maintain strong margins tracking in line with last year’s quarter. Excluding the one-time charges, our operating results exceeded our internal budget expectations.” Mr. Lipsky added, “We also just completed our new long term Strategic Plan and we remain confident we are on the right path to guide us to growth in revenue and bottom line earnings.”

About Franklin

Franklin Electronic Publishers, Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold approximately 40,000,000 electronic books since 1986. Current titles available directly or through partners number more than 52,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX(R) Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including those that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Three Months Ended June 30,
	2008	2007
Sales	$11,993	$13,675
Gross Margin	5,864	6,797
Pre Tax Income (Loss)	(1,112)	76
Net Income (Loss)	(1,163)	68
Income (Loss) Per Common Share
Basic	$(0.14)	$0.01
Diluted	$(0.14)	$0.01
Weighted Average Common Shares
Basic	8,270	8,218
Diluted	8,380	8,403